Exhibit 99.1

VIAVID

communications simplified.

OptimizeRX

Third Quarter 2018 Earnings Conference Call

November 5, 2018

C O R P O R A T E    P A R T I C I P A N T S

William J. Febbo, Chief Executive Officer

Douglas P. Baker, Chief Financial Officer

Miriam J. Paramore, President

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Andrew D'Silva, B. Riley FBR

Richard Baldry, ROTH Capital Partners

Eric Martinuzzi, Lake Street

Harvey Poppel, Poptech LP

Ronald Chez, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon and thank you for joining us today to discuss OptimizeRx’s Third Quarter Ended September 30, 2018. With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by the Company’s President, Miriam Paramore, and its Chief Financial Officer, Doug Baker. Following their remarks, we'll open the call to questions. Then before we conclude today's call, I'll provide some important cautions regarding the forward-looking statements made by Management during the call.

I'd also like to remind everyone that today's call is being recorded and will be made available for telephone replay via instructions in today's press release in the Investors section of the Company's website.

Now, I'd like to turn the call over to OptimizeRx CEO, Will Febbo. Please go ahead.

William J. Febbo:

Thank you, Greg, and good afternoon, everyone. Thanks for joining us on the call today.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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1

As you all saw from today's earning release, we made a lot of progress in growing our digital health messaging platform. On the call today, we'll look to talk about our record quarter and the foundation we've been laying to support future growth and expansion.

We continue to achieve growth and improvement across the board in Q3; in fact, we realized our eighth consecutive growth of revenue growth and our second consecutive quarter of profitability. Revenue was up 75% from the year-ago quarter, and up 6% sequentially to a record $5.4 million. These results reflect strong client demand and expanding budgets, which we believe is due to the high return on investment of marketing dollars we offer to our clients.

We also see accelerating opportunities and progress with market adoption of our platform, the need for more assistance with co-pays on branded medication, and continued growth around additional access to positions in both ambulatory and hospital settings. Our expanding reach to positions at point of care together also continues to fuel our growth.

So far this year, we’ve launched with seven new EHRs and we’ve exceeded most of our internal revenue goals. Even with this strong progress, we believe we’ve only just begun to open the market and feel adoption will only increase. At the risk of referring to baseball and being from the Boston area, we feel we’re in the third inning, from my perspective, so still very early.

Of the $2 billion e-prescriptions transmitted annually nationwide, still only 10% involve brands with co-pay savings programs. This means to optimize our access with potential to deliver more than 200 million transactions annually at the current level. Naturally, we expect to see the e-prescription market grow over time as more healthcare providers modernize their workflow. In fact, industry analysts see us growing at a CAGR of more than 25% over the next five years.

Also driving our market is the escalating cost of healthcare and particularly health costs and prescriptions that are increasingly being shifted to patients. This means more demand for the co-pay savings program. The pharma industry is preparing for this, and has reportedly set aside more than $8 billion to cover co-pay programs.

Based on these factors and indicators from our clients, agencies and partners, we estimate the total addressable market is worth well north of $1 billion, and certainly once the market fully adopts this channel. We believe we’re in the early days of the opportunity and that we have a huge first-mover advantage. Certainly, as any public Company goes, we are truly a pure play in this space. We have an advanced technology infrastructure in place at the right time in this industry sea change where we can reconnect pharmaceutical manufacturers and physicians in a seamless, efficient way and generate high ROI for our clients.

We have an amazing direct reach to healthcare providers through our EHR network. In fact, we have access to over half the providers. However, after a careful analysis, we realized we could strengthen our value to our pharma clients, HCPs and patients with a direct channel to the patient. With this in mind, a few weeks ago we acquired CareSpeak, a company that has been an early innovator at interactive health messaging, and particularly messaging that improved medication adherence and patient outcomes. This strategic acquisition addresses what we see as a critical industry need for direct digital communication between pharma and patients. CareSpeak’s mobile messaging platform is intelligently designed to support greater medication adherence, deeper patient engagement, and better health outcomes. We are also excited about the operational talent CareSpeak brings to us, as well as the synergies between CareSpeak technology and our point of care network. I’ll delve more into that strategic acquisition in a little bit.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Next, I’d like to turn our call over to our CFO, Doug Baker, who will walk us through the financials for Q3. Then, Miriam Paramore, our President, will discuss the latest with our platform development, product roadmap and channel strategy. Then I’ll return to talk more about our operational results and outlook for the remainder of the year, and then we’ll take some questions.

Doug?

Douglas P. Baker:

Thanks, Will, and good afternoon, everyone. Prior to the call, we issued a press release with the results of our third quarter ended September 30, 2018. A copy of that release is available on the Investor Relations section of our website.

We reported that net revenue in the third quarter of 2018 increased 75% to a record $5.4 million. The increase is primarily due to growth in our two core digital messaging products, Financial and Brand Messaging, coupled with broader distribution through our new channel partners. The launch of new pharmaceutical brands also contributed to the increase.

Strong revenue growth in the third quarter increased our gross margins to 58.1% as compared to 45.1% in Q3 of last year. This big improvement was due primarily to product mix and our focus on reduction of our revenue share expense. We remain focused on maintaining these improved profit margins in 2018 and we expect to achieve our gross margin target of at least 55% through the fourth quarter of 2018.

Our operating expenses in the third quarter of 2018 were $2.9 million, up from $2 million in the same year-ago quarter. This increase is primarily due to additional expenses related to our growth initiatives. It is important to note, however, that our operating expense as a percentage of revenue decreased to 54%. This was a big improvement from the 65% of revenue in the same year-ago quarter. We expect our operating expenses to naturally increase over time as we pursue our growth plans and expand our operations to support our growing customer base and partner network. However, for the foreseeable future, we expect to see operating expense as a percentage of revenue continuing to decline, supporting improvement and profitability.

This was evident in our strong third quarter, where we achieved our second consecutive quarter of profitability. Net income was $245,000 or $0.02 per share, as compared to a net loss of $623,000 or $0.06 per share in the year-ago quarter. This strong third quarter also allowed us to achieve profitability for the nine-month period ended September 30. We expect to continue to be profitable on a quarterly basis, although with a caveat that one-time expenses related to investments and growth initiatives could result in a quarterly loss in any particular quarter, such as costs related to our acquisition of CareSpeak in Q4.

Now, turning to the balance sheet, our cash and cash equivalents totaled $13.5 million at September 30, 2018. This compares with $5.1 million at December 31, 2017. This increase in cash was primarily due to the equity we raised in May that generated net proceeds of about $8.2 million. We had positive cash flow from operations in Q3 of $1.1 million, reducing our year-to-date cash use in operations through September 30 to $140,000. We expect to end 2018 with positive cash flow from operations for the year.

Our EBITDA for Q3 was $300,000, and our Adjusted EBITDA, which adds back stock compensation, was $1 million for the quarter. We continue to operate debt-free.

In the near future, we will be filing a shelf registration for primary and secondary shares to provide flexibility in our strategic growth plans. Given the capital we raised earlier this year and positive cash flow for the foreseeable future, we don’t see needing to raise any additional capital solely for operating purposes, and we are focused on growing our revenue, channel and partner networks organically. However, as a Company and market that is active with merger and acquisition activities, we may have certain opportunities such as for acquisitions or strategic partner relationships where a shelf registration would be advantageous.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We will assess these opportunities as they arise with a view of maximizing shareholder value. As many of you know, the shelf is good for three years, so we also do this as good governance.

That wraps up our financial results. Now, I'd like to turn the call over to Miriam.

Miriam J. Paramore:

Thanks, Doug. We have been executing on our growth plan, and I’m happy to share a little more detail about our achievements this quarter.

First, I’d like to discuss our platform development and provide an update on our product roadmap. I’ll give a brief update on our operational improvements, and finally, I will talk about our broadening reach to healthcare providers, or HCPs, through the expansion of our point of care network, including our hospital strategy.

We have continued to invest in the underlying technology that powers our solution, including our broader data strategy. We hired a new Technical Data Leader and increased the size of our Software Development team. Our new data warehouse represents the underpinning of a new reporting and data analytics capability that is designed to provide valuable insights to our customers. These efforts are expected to support future growth and additional recurring revenue, as well as significantly strengthen our value proposition. Future investments in such growth initiatives may result in some quarterly fluctuations in profitability, as Doug mentioned, but our shareholders can expect these investments to drive further strong top line growth, margin expansion and to sustain our position as the market leader.

Regarding our product roadmap, we remain focused on organically building, launching and growing our suite of products and services. One initiative is to facilitate faster ramp-up and higher utilization by our EHR and e-prescribing partners that are still running on legacy server-based technologies. These partners have complex software upgrade cycles that must be carefully managed, and we hope to make the process as easy as possible when it comes to working with our technology.

To that end, in Q3, we launched our channel partner portal, which allows our EHR and e-prescribing partners to quickly and easily review and approve pharma programs. The channel partner portal is an automated workflow solution that integrates with our internal operational processes. We built this tool to make it easy for our partners to do business with us, which in turn will result in faster program launches and faster revenue. The tool provides insight into utilization and performance of each program so that we can tune each channel as needed to yield optimal results for our clients.

We continue to focus on building other organic, new solutions for our existing clients as we attempt to capture more budget per pharmaceutical manufacturer. We completed development of our clinical messaging solution this quarter and anticipate a pilot in Q4. We are arming our Sales team with a broader affordability and adherence-focused solution set with each solution bringing a compelling value proposition that is transparent, measurable and effective for all stakeholders.

In terms of reach, our digital communication network now has access to more than half of the office-based healthcare providers in the country. We plan to make additional sales and channel investments for expanding further into our core ambulatory market, where we continue to demonstrate high ROI for pharma marketing spend.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We are also focused on expansion into the hospital market. As you may recall from the press release, we announced our partnership with Medicom, a third-party technology vendor with connections to over 600 hospitals. Medicom is already integrated with hospitals EHRs, primarily Epic, and will distribute our patient savings offers at the point of discharge. We expect to launch with three hospitals by early January 2019.

Our hospital strategy also includes other third-party hospital technology vendors, as well as direct connections to the major hospital-focused EHRs. We will also work with our pharma clients to selectively pursue high priority health systems.

With respect to the CareSpeak acquisition, we are branding the CareSpeak offering as our Patient Engagement Solution. We have begun to cross-train our respective Sales and Support teams, and are responding to sales opportunities. Revenue from this new effort is expected to ramp up in 2019.

With that, I’d like to turn the call back over to Will.

William J. Febbo:

Thanks, Miriam, and thanks, Doug. I’m proud of you guys, and proud of the whole team. Nice work.

Over the last few years, we’ve emerged as the only public Company that’s been able to effectively address the challenge of escalating drug cost, patient adherence and pharma-doctor communications, and do it with a simple solution delivered right within the doctor’s everyday workflow.

As the largest digital health network of its kind, OptimizeRx provides patient access to savings directly through the doctor-managed EHR and e-prescribing system. This point of care presence has become increasingly essential, given how EHRs today dominate the attention of HCPs, known as doctors. Most physicians now spend more than five hours a day interacting with patient health records through the EHR interface, whether it be viewing test results or logging notes or issuing new prescriptions.

As I mentioned earlier, in 2017 alone, more than two billion e-prescriptions were transmitted from doctor to pharmacy. This phenomenally high number reflects how 90% of the ambulatory care providers now use EHRs, and that e-prescribing now exceeds 85% of all prescriptions written, according to a 2018 Surescripts report. In fact, most hospital systems now require that all medication be e-prescribed.

Our powerful digital healthcare messaging platform provides critical communication between pharma companies and healthcare providers, where providers can be alerted to available financial programs right at the point of care. In real-time, the patient savings solution checks eligibility and delivers an offer to the prescribing physician. The voucher or coupon is then printed for the patient to present to their pharmacist or sent along with the prescription electronically.

By delivering patient savings and clinical content from pharmaceutical manufacturers directly through the EHR at the point of care, doctors are alerted to opportunities during the e-prescribing process as a natural part of their workflow; the content is delivered, tracked and reported across a large point-and-prescribe promotional network. Physicians can search for a brand name drug within the EHR and be instantly alerted to alternatives with potential savings for a specific patient; a huge value for all stakeholders.

The technology not only improves patient adherence to medications and clinical outcomes, it also allows healthcare providers to extract greater value from their EHR investments by streamlining the process of identifying cost savings for patients. In addition to savings information, our intelligent point of care technology can also alert physicians about recommended tests or procedures related to a patient’s condition, prompting additional action if needed.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With the addition of CareSpeak, we have expanded our reach to communicate directly to patients, which CareSpeak has shown results in greater medication adherence, persistence and affordability. This strategic acquisition follows a year of record growth for OptimizeRx, complementing and diversifying our revenue streams while continuing to scale.

There are immense resources being poured into quality improvement and value-based care, all for the simple reason that it improves outcomes and reduces costs for all stakeholders. By adding CareSpeak’s complementary capabilities to our platform, we extend our ability to engage doctors and patients, and improve health. CareSpeak allows us to further bridge the communication gaps between pharma, healthcare providers and patients.

According to a recent study, between 25% and 50% of patients worldwide do not take their medication as recommended—an incredible statistic. In the U.S. alone, suboptimal adherence has been associated with 125,000 deaths and 10% of hospitalizations, and costs the industry up to almost $300 billion annually. By deploying CareSpeak’s technology through our nationwide digital health network, we will encourage medication adherence and persistence more effectively through greater affordability, patient engagement and interactive communication.

The integration of CareSpeak’s HITRUST certified and HIPAA-compliant mobile messaging platform enables direct, real-time communication to patients. CareSpeak also helps patients manage their own health, with medication reminders, refill notices, side effect management information and cost savings co-pay programs. There is a connection for our investors who’ve known the story for a while. Patients can also contact nurse support services if needed.

With CareSpeak, we also see a great cultural fit, given our shared mission of transforming communication across the provider-pharma patient care continuum. CareSpeak allows us to drive additional opportunities for revenue growth, extending our reach within our existing client base, as well as enhancing our digital platform to facilitate more scale.

Some of you may wonder if CareSpeak will accelerate or slow our revenue growth rate, or if it increases or decreases gross margin. We believe CareSpeak will help us capture more client’s budget per brand so there will be support to our growth. We are actively integrating this new capability into our pitch deck, as Miriam stated.

As we have mentioned, CareSpeak will do just over a million in revenue in 2018, and it did not have an active sales force, but rather a founder-driven sales process. Now we have a team of professional salespeople driving the sales process. We are encouraged by the initial reaction from our client base post announcement, but it is early.

Investors have also asked me about gross margin, how this might impact our progress. As I mentioned back in 2017, when we started to diversify our solution set, that our margins might constrict a bit and then open up. I feel we may see an initial 2% to 3% decrease in gross margin in ’19 as we integrate CareSpeak into our platform and deploy its technology. However, we see this offering by 2020 having a very positive impact on improving overall gross margin.

Some of you may also have the question, does it create operational synergies? There are no cost reduction synergies, as it was an early stage, tightly run private company with very little funding for institutional investors. However, the executives bring depth in pharmaceutical technology, operational skills, and we’ve continued to support strong top line growth. They will help us maintain our exceptional operational execution.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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For the remainder of 2018, we’ll remain focused on revenue generating from our core products and expanding our channel partner network, and completing the integration of CareSpeak. As we’ve continued to demonstrate high ROI from our marketing spend for our pharma clients, we expect increased adoption of our digital health platform and cloud-based EHRs, hospital systems, and ultimately, potential clients.

Now with that, I’d like to open up to questions, the fun part. Operator?

Operator:

Thank you, sir. If you'd like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speakerphone, just make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one to ask any questions, and we’ll pause for a just a moment to allow everyone the opportunity to signal.

All right. First, we have Andrew D’Silva with B. Riley FBR.

Andrew D’Silva:

Sorry if you mentioned this, but can you give a little color on the trajectory of the Company, particularly with Medicom? How is that integration going, in your opinion, at this point, and how could it work to get you more broadly accepted into Cerner and Epic’s platforms? Any color on that would be really valuable.

William J. Febbo:

Andy, hey, good to hear your voice. We talked a little bit about it last call; the hospital systems, obviously a completely new area for us. Epic and Cerner dominate there. This partnership gets us into 600 hospital systems over the course of next year. Those will roll out in chunks, it’s not all at once, it’s not immediate, and we don’t break out revenue by channel. But that’s a significant increase in access to physicians, it’s also a very valuable access point for our clients. We expect that to be part of our growth next year.

I would say, as an integration partner, they’re doing really well. They’ve been around for a while and they are already integrated with their core offering, so this is not a start-up that’s trying to figure it out, this is an established company with a great team.

Andrew D’Silva:

Okay. Can you maybe provide a little bit of a break-out, if you’re going to look at the market—you provided that $1 billion TAM number which was very useful, but maybe break out between the ambulatory and the traditional hospital market, maybe put things into context of how large the opportunity is with Medicom, and then just integrating further into the hospital channel.

William J. Febbo:

Yes, I would say that billion doesn’t include the hospital systems at all, because traditionally it just couldn’t get them. If you think of what we’re defining in that billion, it’s really marketing spend from pharma in point of care. That’s more than just the EHR channel, that’s other companies, websites, like WebMD, Medscape and others.

I view this as all incremental growth than greenfield growth, and that’s why we don’t want to get too far ahead of ourselves and say we’re going to double our business. It’s not that; it’s not that big of a reach. It’s a good group of hospital systems, and then we’re selectively prioritizing other hospital systems next year that we know our clients are interested in that aren’t in that 600. But this just increases the market.

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I did talk about increasing opportunities, this would be part of that description because this is a new set of physicians that we can get a message to and, given all the specialty drugs coming out and the amount of information needed and how expensive co-pays are, we think we’re getting in there at the right time.

Andrew D’Silva:

Got it. Okay, great. Then moving over to the CareSpeak acquisition, you provided a lot of color on the call about that, but maybe you could just discuss some of the nuances of the platform as it relates to its scalability. Is it similar in the way your legacy platform’s built, where everything can essentially build on top of that and flow down to free cash flow fairly easily, or does it take a little bit more investment as you scale up than the traditional business?

William J. Febbo:

The quick answer is, early days it will take some investment, but then it can have nice scale afterwards. The way it scales is by getting domain expertise in a given therapeutic disease state. They’ve done some good work in two or three, and we’re going to focus on really leveraging those first. It needs some additional investment, but we think that the timing is really perfect on this and we love the connectivity to the co-pay, because to-date, if you think of the two, adherence and affordability, they just go together. The pharmaceutical companies have been focused on it for years with paper and using reps to hand out information or tear sheets at pharmacies; I mean, they’ve tried everything because it’s such a big issue.

We think, over time, we can bring these two together, and the value proposition is so strong, and we can track it, as Miriam said, which is becoming very important. It’s not just immediate spend, this is a real hardcore marketing spend that can affect both of those.

But what’s most exciting to me, I think, is we’ve got this Sales team now that can take this offering across the hall to another decision maker within a brand, from a different budget, that we couldn’t talk to three weeks ago. Now we’ve got an expanded client base and some great growth opportunity there.

Andrew D’Silva:

Then that—those synergies are fairly significant, the overlap that your Sales team will be able to have cross-selling that product. Do you envision that being almost 1:1 as far as, every salesperson you have will be able to go into almost all their clients and sell—try and at least attempt to cross-sell CareSpeak?

William J. Febbo:

No question.

Andrew D’Silva:

Okay, fantastic. Just last one, you might have touched on this; new channel partners year-to-date, did you give an update on that?

William J. Febbo:

Yes, we just gave the macro number of seven for the year, Medicom being the biggest one of late.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Andrew D’Silva:

Okay, great. Perfect, thank you so much, and good luck going forward.

William J. Febbo:

Thanks, Andy.

Miriam J. Paramore:

Thank you.

Operator:

Moving on, we have Richard Baldry with ROTH Capital.

Richard Baldry:

Thanks. Your seasonalities tend to be pretty strong in the second and fourth quarter, so we’re partway through the fourth quarter now. Curious, with CareSpeak, even adding on top of that for revenue scale, how you’re feeling about that similar seasonality, and whether you think that also trends the same, sort of into 2019?

William J. Febbo:

Hey, Rich. Yes, no, I don’t see any interruptions to the seasonality that we’ve seen in past years, feeling very good about the business. We’ve had good pick-up with clients, additional reach to HCPs. Yes, there’ll be some small incremental add for Q4 for CareSpeak, although most of it will be pure organic growth.

Going into ’19, we’re deep into RFP season and we’re feeling really good about it. We went in with, I think, a bigger team than we’ve ever had, more solutions. Since it’s still RFP season, we’re also now integrating CareSpeak into some of these asks for next year, so timing’s really good.

Richard Baldry:

Then, maybe look at the COGS line, your revenues were pretty solid sequentially, but COGS was essentially flat. Could you maybe piece into the drivers there and how that can be flat, even when revenues are growing, so we get a better sort of feel for the long-term trending? Thanks.

William J. Febbo:

Sure, Rich. Yes, it’s a mixture of a lot of things. We’ve got lots of contracts that involve different sorts of percentages and payouts, and it’s also a product mix. This quarter really showed because we had a good product mix, basically, so we were able to drop a couple more percentage points down. I think as an investor or as an analyst doing a model, the 55% is a good bogey. We may beat it on occasion and we may be slightly above it on occasion, but that’s what we’re holding ourselves to internally, and we’re starting to see a nice drop to the bottom.

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Richard Baldry:

Last thing would be, as you’ve scaled up pretty fast, you’ve been bringing on more executives to broaden the team. How do you feel about that now? What do you expect from the executives brought over on the CareSpeak side of the table; any holes or positions you feel like you’d look forward to adding now that the scale’s sort of coming up? Thanks.

William J. Febbo:

No, I feel really good about the team. I think we’ve got, at a corporate level, a very solid team to handle growth and building. I know on the Sales side, Terry Hamilton has just done a stellar job and continues to attract great people and build on a really good team culture.

The CareSpeak team is self-sufficient. They are—the two executives there that are based in New Jersey are pharma professionals and very bright. They’ll be great on the team, and they’ll head up our Patient Engagement Group.

Then we have a great Technology team over in Croatia now that acts as our tech team, but they are fully on the team. They are not outsourced.

I don’t have any immediate big plans, I think we’ve got our Senior Executive team, and it’s really about filling in the team around execution.

Richard Baldry:

Great. Congrats on a great quarter.

William J. Febbo:

Thanks, Rich.

Miriam J. Paramore:

Thank you.

Operator:

Moving on, we have Eric Martinuzzi with Lake Street.

Eric Martinuzzi:

Hey, congrats on the quarter. It’s terrific, that 75% growth number, but also keeping a lid on expenses too, to turn that into cash flow. Congrats.

William J. Febbo:

Thanks, Eric.

Eric Martinuzzi:

A question on the Q4 revenue outlook, I know you guys aren’t in the guidance business, but you did pick up a small amount of revenue from CareSpeak. We also have your normal seasonal trends, I think you’ve talked about a stairstep throughout the year. Maybe just starting with where the consensus is for Q4, that $5.8 million that’s in the consensus would—are you guys comfortable with that? Is that a number that you guys feel you can achieve?

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William J. Febbo:

That would kind of be giving guidance, wouldn’t it, if I said yes?

Eric Martinuzzi:

Well, not really.

William J. Febbo:

I’m just teasing you, Eric. No, the business is doing well. We don’t have any big brands that are going off patent, and we’ve got some visibility now, which is really a six-month visibility. I feel good about Q4 and the little bit of addition from CareSpeak helps that out.

Yes, I’m feeling good about the quarter.

Eric Martinuzzi:

Okay. Then, just looking out into 2019, historically there’s been a step back on the gross margin side, sometimes it’s onboarding a new distribution partner. A lot of time’s there’s that investment in getting the plumbing right and we see a falloff in gross margin with the start of the new year. Should we anticipate that as well in 2019?

William J. Febbo:

Yes, I think—I brought it up a little bit. I’d bake in a 2% to 3% swing, maybe through the year, based on whatever we end up at the end of Q4. I think it’s safe… There are some integration partners that we have. Those take time. We are working on hospital systems strategy, that’s a new area for us, so sometimes in new areas you need to pay a little bit upfront, as we know. Then I think getting the CareSpeak to really work well, I think over time, that’s where we’ll make it all back.

Eric Martinuzzi:

Okay. Next question is for Miriam, you talked a little bit about the platform, the product roadmap. I was interested to hear about the big data warehouse. Where is that—is that pointed internally, or is this for optimize use, is this something that’s going to be productized, something for your pharma customers? Is it distribution channel partners? Tell me a little bit more about the data warehouse.

Miriam J. Paramore:

Sure, I’m happy to. It really is all three. There is a lot of benefit for optimized on internal operations based on business intelligence reporting. We have all of these hundreds and hundreds of thousands of transactions running through our system daily, and we learn a lot from that and we have many, many, many channels and hundreds of programs running at any point in time, so multiple end points. Seeing where the traffic is going and where it’s not going and why, is kind of what I was referring to when I said “tuning”. We have found enormous benefit from having that insight into our operational efficiency and utilization. We can tune for more throughput that benefits all parties. That’s a good use of it from a business intelligence point of view.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With respect to our pharma customers, we are using our data warehouse with our new Data Analytics Head, Chidi Okpalaoguchi, and try to say that three times fast, that’s a mouthful. But he’s fantastic.

We are working just really daily with our current customers who ask a variety of questions about value and return on investment, and insights that we can get into the ROI of programs that are currently running, and/or the ROI of programs that we are looking at running. Based on the data exchange that we have with our various partners, Eric, we can calculate ROI in a variety of ways. Getting those analytics in front of our customers, interactively as they ask for them, and then retrospectively as programs launch and run, it’s very, very valuable to ongoing business and to keeping programs active, because they can see the ROI very, very clearly.

Eric Martinuzzi:

(Inaudible). This isn’t something that would be productized, it’s just—it’s something that—it helps them, it’s part of the purchase price kind of, for them.

Miriam J. Paramore:

Well, there’s one aspect of it that we may be productizing, and I’ll say that we “may” be productizing, it’s the right way to put it.

As we tune for—as we share data insights based on our early day analytics, we’re learning more about what data provides insights that have value. We’re looking at some things that may have ongoing value enough to compel their own revenue line. But today, we’re already experiencing increased and more continuous ongoing revenue as a result of doing this. That’s our goal, Eric, is to figure out if we can narrow in on that and productize it.

But the last piece I’ll say is, EHR space, and you asked if we were using it for our EHR partners, and we are. That was that channel partner portal that I mentioned, because we have, now, interactive workflow tools with notifications and kind of seamless self-service type of tools that work with us and work with our channel partners to get programs turned on faster. We’re using that same data warehouse to power analytic reports that the channel partners can look at to see how programs are performing from their point of view, because they’re part of the supply chain too.

It really has three purposes, and we are—our aim is productization, but it’s just early for me to say that—what we get to and when we get there, on productization.

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Eric Martinuzzi:

I understand. Last question for me is for Doug, these are a couple of housekeeping items, Doug, with regard to the CareSpeak acquisition, which closed after the turn of the quarter. Just wondering, the cash balance, you reported $13.5 million at quarter-end. I think you said you used $6 million on the acquisition, so is $7.5 million of good pro forma cash number, and then also what share count should we be using for Q4?

Douglas P. Baker:

Yes, that $7.5 million is a good cash number, and then the share count, there was only about 30,000 shares issued with CareSpeak, so the number on the front of the 10-Q is like $12 million and 13,000 shares. That’d be pretty good for Q4.

Eric Martinuzzi:

Gotcha. Okay, thanks for taking my questions.

William J. Febbo:

Thanks, Eric.

Operator:

As another reminder for the audience, that is star, one if you’d like to join the queue for questions.

Moving on, we have Harvey Poppel with PopTech.

Harvey Poppel:

Yes, so, Will, congratulations on, once again, another great quarter, knocking it out of the ballpark here—certainly this year and the last several quarters of prior year.

Even though you’ve already developed and are developing a number of new adjacent market and product opportunities that are going to be quite large, at the risk of sounding greedy, there are some other parallel universes out there I wonder if you could speak to. One is international, and the other is generics.

William J. Febbo:

Sure. Thanks, Harvey, and yes, it’s the whole team as you know. It takes a team, you’ve run a business.

On international, we do have a partnership with a company called Patient Connect based in the U.K. The idea there is that they have the largest pharmacy-based network and they are integrated into some of the EHRs. We’ve been so busy with organic growth that we haven’t dedicated a lot of time to that partnership, but the rationale is that we work with global brands, and global brands will want to do messages in Europe as well, and it’s obviously not around the co-pay, it’s more around clinical and adherence messaging.

We’ll continue to look at that and update people as we look at other markets as well, including South America and Asia. Although, I will say, the domestic market is so big that we won’t let it distract us from capturing more market share here, but I’m encouraged by it and think it has a lot of opportunity.

I do think—I’m sorry, what was your second one, Harvey?

Harvey Poppel:

Generics.

William J. Febbo:

Generics, yes, sorry. We have a partnership right now with a company called SingleCare. They are similar to GoodRx or Blink, which is to give cash discounts on generics. We have them currently integrated into several of our channel partners, and we’re working to get them into several more. I think it’s up to over 900 programs that we have in there. Very similar idea, similar workflow; we all know that generic is 80%, almost 90% of the prescription activity, so it’s an important space to be in. The model is a little different, though, in that we only get paid if a patient uses that discount versus the branded, which is really—if it’s just distributed or connected to a prescription.

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We’re in that space, and excited about it; making some additional technology investments to make sure we can get more savings to more patients on all drugs.

Harvey Poppel:

Good, thanks a lot.

William J. Febbo:

Thanks, Harvey, have a good night.

Operator:

Our next question comes from Ron Chez.

Ronald Chez:

Good afternoon, and it’s nice to hear, Will, you giving credit to everybody else. That’s a good thing, your pride in their performance, so good for you.

Are you continuing to have an active effort with regard to acquisitions, bolt-on acquisitions, or are you just taking it easy for a bit?

William J. Febbo:

Well, it’s never good to see us taking it easy for a bit, so I’ll say I’m not taking it easy. We did do a pretty comprehensive process through the summer, looking at targets, some of which were maybe a little too big for us. We felt this one was the right size, the right fit and really, a nice connection to our core solutions set. There are others out there that I like, and so we’ll continue to look at those. We’re not a big organization so we can’t do too much too fast on that front, but we will continue to look, to answer your question.

Ronald Chez:

Yes, a question for Doug, which is pertinent a little bit now. You’ll be able to use NOLs going forward?

Douglas P. Baker:

Yes.

Ronald Chez:

Okay. One second please. You talked about further recurring revenue. Do you want to comment a little further on that, please?

William J. Febbo:

Well, I think the reference, it was probably made within data and analytics. The challenge we’ve given ourselves is to figure out how to work with our clients to be able to give them insights and data around the activity, around prescribing and messaging and effectiveness. Those models generally are more SaaS in nature than our current offering. We’re working on that; we now have the team that can execute against it, so we’ll have more to report later on that.

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But I will say that, most of our core business on brands that are far from going off-patent, it really is recurring in the sense of, we measure it, it shows good return and clients come back and they give us 12 month engagements. We’re deep into that RFP process and seeing some nice upticks across the board with our clients. In the past, we’ve said we’ve had a few $1 million clients, I think that was two years ago. Last year we said we had one $2 million and a bunch of $1 million, now we’ve got several over $3 million and we’re building from there. I feel like we’re really building a nice client base.

Ronald Chez:

One more question, do you get calls—I ask about, your bolt-on efforts with regard to M&A, do you get calls from other people interested in acquiring Optimize?

William J. Febbo:

The calls that have come in have been more on the private equity side, maybe firms that aren’t in the space yet but want to be. A lot of sniffing, a lot of dancing, but we don’t let those distract us. We just keep doing what we’re doing and if the right suitor calls, it’ll be obvious.

Ronald Chez:

Good job. Keep up the hard work, okay?

William J. Febbo:

Thanks, Ron. Appreciate the support.

Operator:

All right. At this time, that concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Please go ahead, sir.

William J. Febbo:

Thanks, Greg (phon), and thanks, everyone, for joining the call. I really believe in our potential as a Company to deliver this continued revenue growth, margin improvement and our profile in the industry has just gotten stronger and stronger. I was really happy to be part of a conference where I saw Miriam giving a panel discussion with Dr. J. Pinney who’s on our Medical Advisory Board, and I love the fact that we were there amongst very large companies with a real presence; it was the day we announced the acquisition, a lot of buzz. We were one of the few vendors in a health tech conference that decided to bring a doctor to talk about what’s useful, and I think that’s telling. I think we’ve got a culture of trying to do something that makes a difference, that has impact. Boy, when you can do that and grow, and be profitable in cash flow, and be early in that process, I think we’re onto some really exciting stuff here.

I’m very fired up, and I appreciate everyone’s time today. Thank you.

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Operator:

Thank you, ladies and gentlemen. Now, before we conclude today's call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended, and the Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements and they speak only to the date the statement was made.

Examples of such forward-looking statements in this presentation include statements regarding continued strong top line growth; gross margin target; expectation to see operating expense as a percentage of revenue continuing to decline, with this supporting improvement in profitability; expectation to continue to be profitable on a quarterly basis, although one-time expenses related to investments in growth initiatives could result in a quarterly loss in any particular quarter; expectation to end 2018 with positive cash flow from operations for the year; estimation of total addressable market size; for the foreseeable future, the Company doesn’t see the need to raise any additional capital solely for operating purposes; the broader data strategy supporting future growth of additional recurring revenue, and significantly strengthening the Company’s value proposition; investments driving further strong top line growth, margin expansion and sustaining its position as the clear market leader; pilot for Clinical Messaging Solution in Q4; plan to make additional sales and channel investments for expanding further into its core ambulatory market; launching with three hospitals by early January 2019; revenue from its new international efforts to ramp up in 2019; CareSpeak helping OptimizeRx capture more client budget per brand; increased adoption of the Company’s digital health platform in cloud-based EHR channels, hospital systems, and ultimately, by potential clients.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

Future events and actual results could differ materially from these set forth in, or contemplated by underlying forward-looking statements, risks, and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2017. This form is available on the Company's website and on the SEC website at sec.gov.

Before we end today's conference, I would like to remind everyone that this call will be available for replay starting later this evening and running through November 26. Please refer to today's press release for dial-in replay instructions available via the Company's website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect.

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